Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-146993-01

______________________________________________________

PWR18

______________________________________________________

$2,217,311,059

(Approximate)

Bear Stearns Commercial Mortgage Securities Trust 2007-PWR18

as Issuing Entity

Bear Stearns Commercial Mortgage Securities Inc.

as Depositor

Wells Fargo Bank, National Association

Bear Stearns Commercial Mortgage, Inc.

Principal Commercial Funding II, LLC

Prudential Mortgage Capital Funding, LLC

Nationwide Life Insurance Company

as Sponsors and Mortgage Loan Sellers

____________________________________

Commercial Mortgage Pass-Through Certificates

Series 2007-PWR18

____________________________________

December 21, 2007

BEAR, STEARNS & CO. INC.	MORGAN STANLEY
Co-Lead Bookrunning Manager	Co-Lead Bookrunning Manager

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204. This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

$2,217,311,059 (Approximate)

Bear Stearns Commercial Mortgage Securities Trust 2007-PWR18

Commercial Mortgage Pass-Through Certificates

Series 2007-PWR18

The Free Writing Prospectus dated November 30, 2007, to accompany the Prospectus dated November 30, 2007 (the “Free Writing Prospectus”) and the free writing prospectus dated November 30, 2007 that presents certain structural and collateral information (the “Term Sheet”), all as supplemented, changed and updated by the free writing prospectus dated December 12, 2007,are hereby updated with the information set forth in this free writing prospectus.

A.	Structural Update

The following information clarifies, changes, updates or adds to the information set forth in the Free Writing Prospectus and the Term Sheet, as previously supplemented, changed and updated, with respect to the characteristics of the series 2007-PWR18 certificates:

1. Issue Characteristics: The trust fund will issue multiple classes of the series 2007-PWR18 certificates with an approximate total principal balance at initial issuance equal to $2,502,224,530. The following table identifies and specifies various characteristics for those classes of series 2007-PWR18 certificates that bear interest.

Offered Certificates

Class	Initial Certificate Balance(1)(2)	Initial Approximate Subordination Levels(3)	Ratings (S&P/Fitch/DBRS)	Weighted Average Life (yrs.)(4)	Principal Window (mos.)(4)	Assumed Final Distribution Date(4)	Approximate Initial Pass-Through Rate(5)
A-1	$74,891,059	30.000%	AAA/AAA/AAA	3.36	1 – 56	08/2012	5.038%
A-2	$291,900,000	30.000%	AAA/AAA/AAA	4.95	56 – 62	02/2013	5.613%
A-3	$269,700,000	30.000%	AAA/AAA/AAA	6.55	79 – 83	11/2014	5.957%
A-AB	$131,900,000	30.000%	AAA/AAA/AAA	7.40	62 – 105	09/2016	5.926%
A-4	$709,998,000	30.000%	AAA/AAA/AAA	9.65	105 – 118	10/2017	5.700%
A-1A	$272,415,000	30.000%	AAA/AAA/AAA	8.07	1 – 119	11/2017	5.602%
A-M	$211,557,000	20.000%	AAA/AAA/AAA	9.83	118 – 119	11/2017	6.084%
AM-A	$38,916,000	20.000%	AAA/AAA/AAA	9.87	119 – 119	11/2017	6.087%
A-J	$182,468,000	11.375%	AAA/AAA/AAA	9.87	119 – 119	11/2017	6.413%
AJ-A	$33,566,000	11.375%	AAA/AAA/AAA	9.87	119 – 119	11/2017	6.413%

Private Certificates (6)

Class	Initial Certificate Balance or Notional Amount(1)	Initial Approximate Subordination Levels	Ratings (S&P/Fitch/DBRS)	Weighted Average Life (yrs.)(4)	Principal Window (mos.)(4)	Assumed Final Distribution Date(4)	Approximate Initial Pass-Through Rate(5)
X-1	$2,502,224,530 (7)	—	AAA/AAA/AAA	—	—-	—	(5)
X-2	$2,442,815,000 (7)	—	AAA/AAA/AAA	—	—-	—	(5)
B	$25,047,000	10.375%	AA+/AA+/AA (high)	9.87	119 – 119	11/2017	6.413%
C	$25,047,000	9.375%	AA/AA/AA	9.87	119 – 119	11/2017	6.413%
D	$18,786,000	8.625%	AA-/AA-/AA (low)	9.87	119 – 119	11/2017	6.413%
E	$25,047,000	7.625%	A+/A+/A (high)	9.94	119 – 120	12/2017	6.413%
F	$18,786,000	6.875%	A/A/A	9.96	120 – 120	12/2017	6.413%
G	$25,047,000	5.875%	A-/A-/A (low)	9.96	120 – 120	12/2017	6.413%
H	$21,916,000	5.000%	BBB+/BBB+/BBB (high)	9.96	120 – 120	12/2017	6.413%
J	$18,786,000	4.250%	BBB/BBB/BBB	9.96	120 – 120	12/2017	6.413%
K	$25,047,000	3.250%	BBB-/BBB-/BBB (low)	9.96	120 – 120	12/2017	6.413%
L	$9,393,000	2.875%	BB+/BB+/BB (high)	9.96	120 – 120	12/2017	4.664%
M	$9,393,000	2.500%	BB/BB/BB	9.96	120 – 120	12/2017	4.664%
N	$9,392,000	2.125%	BB-/BB-/BB (low)	9.96	120 – 120	12/2017	4.664%

Class	Initial Certificate Balance or Notional Amount(1)	Initial Approximate Subordination Levels	Ratings (S&P/Fitch/DBRS)	Weighted Average Life (yrs.)(4)	Principal Window (mos.)(4)	Assumed Final Distribution Date(4)	Approximate Initial Pass-Through Rate(5)
O	$6,262,000	1.875%	B+/B+/B (high)	9.96	120 – 120	12/2017	4.664%
P	$3,131,000	1.750%	B/B/B	9.96	120 – 120	12/2017	4.664%
Q	$3,131,000	1.625%	B-/B-/B (low)	9.96	120 – 120	12/2017	4.664%
S	$40,702,471	—	NR/NR/NR	10.00	120 – 126	06/2018	4.664%

Notes:	(1) Subject to a permitted variance of plus or minus 5%.

(2)      For purposes of making distributions to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class A-M, Class AM-A, Class A-J and Class AJ-A certificates, the pool of mortgage loans will be deemed to consist of two distinct loan groups, loan group 1 and loan group 2, as described in the Free Writing Prospectus dated November 30, 2007, to accompany the Prospectus dated November 30, 2007 (the “Free Writing Prospectus”), as supplemented, changed and updated by the free writing prospectus dated December 12, 2007 and this free writing prospectus.

(3)     The percentages indicated under the column “Initial Approximate Subordination Levels” with respect to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A certificates represent the approximate initial subordination levels for the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A certificates in the aggregate as if they were a single class of certificates. The percentages indicated under the column “Initial Approximate Subordination Levels” with respect to the Class A-M and Class AM-A certificates represent the approximate initial subordination levels for the Class A-M and AM-A certificates in the aggregate as if they were a single class of certificates. The percentages indicated under the column “Initial Approximate Subordination Levels” with respect to the Class A-J and Class AJ-A certificates represent the approximate initial subordination levels for the Class A-J and AJ-A certificates in the aggregate as if they were a single class of certificates.

(4)      Based on the structuring assumptions, assuming 0% CPR, described in the Free Writing Prospectus dated November 30, 2007, to accompany the Prospectus dated November 30, 2007 (the “Free Writing Prospectus”), as such assumptions were modified in the free writing prospectus dated December 12, 2007.

(5)     The pass-through rates for the class A-1, A-2, A-3, A-AB, A-4 and A-1A certificates will remain fixed at the initial pass-through rate for the respective class (described in the table above as “Fixed”). The pass-through rates for the class A-M, AM-A, L, M, N, O, P, Q and S certificates will equal the lesser of the initial pass-through rate for the respective class and the weighted average of the adjusted net mortgage interest rates on the pooled mortgage loans from time to time. The pass-through rates for the class A-J, AJ-A, B, C, D, E, F, G, H, J and K certificates will equal the weighted average of the adjusted net mortgage interest rates on the pooled mortgage loans from time to time. The pass-through rate for the class X-1 and X-2 certificates will be determined in the manner described in the Free Writing Prospectus, as supplemented, changed and updated by the free writing prospectus dated December 12, 2007.

(6) To be offered privately pursuant to Rule 144A.

(7)     The Class X-1 Notional Amount is equal to the sum of all certificate balances outstanding from time to time. The Class X-2 Notional Amount is equal to the sum of the certificate balances of specified classes of certificates or components of those classes of certificates outstanding from time to time.

$2,217,311,059 (Approximate)
Bear Stearns Commercial Mortgage Securities Trust 2007-PWR18
Commercial Mortgage Pass-Through Certificates
Series 2007-PWR18

2. Yield and Maturity Considerations: In connection with the Class A-1 and Class A-AB Certificates, the tables titled “Percent of Initial Certificate Balance Outstanding for the Class A-1 Certificates at the Respective Percentages of CPR” and “Percent of Initial Certificate Balance Outstanding for the Class A-AB Certificates at the Respective Percentages of CPR” appearing in the section titled “Yield and Maturity Considerations—Weighted Average Life” on page S-129 of the Free Writing Prospectus, as supplemented, changed and updated by the free writing prospectus dated December 12, 2007, are replaced in their entirety with the following:

Percent of Initial Certificate Balance Outstanding for the

Class A-1 Certificates at the Respective Percentages of CPR

Distribution Date in	0%	25%	50%	75%	100%
Issue Date	100%	100%	100%	100%	100%
December 2008	92%	92%	92%	92%	92%
December 2009	82%	82%	82%	82%	82%
December 2010	66%	66%	66%	66%	66%
December 2011	46%	46%	46%	46%	46%
December 2012 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	3.4	3.4	3.4	3.3	3.3

Percent of Initial Certificate Balance Outstanding for the

Class A-AB Certificates at the Respective Percentages of CPR

Distribution Date in	0%	25%	50%	75%	100%
Issue Date	100%	100%	100%	100%	100%
December 2008	100%	100%	100%	100%	100%
December 2009	100%	100%	100%	100%	100%
December 2010	100%	100%	100%	100%	100%
December 2011	100%	100%	100%	100%	100%
December 2012	100%	100%	100%	100%	100%
December 2013	87%	87%	87%	87%	87%
December 2014	72%	72%	72%	72%	72%
December 2015	28%	28%	28%	28%	28%
December 2016 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	7.4	7.4	7.4	7.4	7.3

3. Schedule II to the Free Writing Prospectus: The schedule of Class A-AB Planned Principal Balances set forth on Schedule II to the Free Writing Prospectus, as supplemented, changed and updated by the free writing prospectus dated December 12, 2007, is replaced in its entirety with the schedule attached to this free writing prospectus as Exhibit A.

B.	Mortgage Pool Update

The pooled mortgage loan secured by the mortgaged property identified on Appendix B to the Free Writing Prospectus as “1059 E. Bedmar Industrial” (with a cut-off date balance of $2,508,941) has been removed from the mortgage pool and from loan group 1. The trust fund will consist primarily of a pool of one hundred eighty-five (185) commercial and multifamily first lien mortgage loans, with an initial mortgage pool balance of approximately $2,502,224,530.

Exhibit A

Class A-AB Planned Principal Balances

Distribution Date	Class A-AB Planned Principal Balance ($)	Distribution Date	Class A-AB Planned Principal Balance ($)	Distribution Date	Class A-AB Planned Principal Balance ($)
January 2008	131,900,000.00	March 2011	131,900,000.00	May 2014	105,858,000.00
February 2008	131,900,000.00	April 2011	131,900,000.00	June 2014	104,340,000.00
March 2008	131,900,000.00	May 2011	131,900,000.00	July 2014	102,600,000.00
April 2008	131,900,000.00	June 2011	131,900,000.00	August 2014	101,064,000.00
May 2008	131,900,000.00	July 2011	131,900,000.00	September 2014	99,600,000.00
June 2008	131,900,000.00	August 2011	131,900,000.00	October 2014	97,846,000.00
July 2008	131,900,000.00	September 2011	131,900,000.00	November 2014	96,396,000.00
August 2008	131,900,000.00	October 2011	131,900,000.00	December 2014	94,628,000.00
September 2008	131,900,000.00	November 2011	131,900,000.00	January 2015	93,074,000.00
October 2008	131,900,000.00	December 2011	131,900,000.00	February 2015	91,512,000.00
November 2008	131,900,000.00	January 2012	131,900,000.00	March 2015	89,277,000.00
December 2008	131,900,000.00	February 2012	131,900,000.00	April 2015	87,694,000.00
January 2009	131,900,000.00	March 2012	131,900,000.00	May 2015	85,881,000.00
February 2009	131,900,000.00	April 2012	131,900,000.00	June 2015	84,280,000.00
March 2009	131,900,000.00	May 2012	131,900,000.00	July 2015	82,449,000.00
April 2009	131,900,000.00	June 2012	131,900,000.00	August 2015	80,829,000.00
May 2009	131,900,000.00	July 2012	131,900,000.00	September 2015	42,639,000.00
June 2009	131,900,000.00	August 2012	131,900,000.00	October 2015	40,839,000.00
July 2009	131,900,000.00	September 2012	131,900,000.00	November 2015	39,249,000.00
August 2009	131,900,000.00	October 2012	131,900,000.00	December 2015	37,432,000.00
September 2009	131,900,000.00	November 2012	131,900,000.00	January 2016	35,823,000.00
October 2009	131,900,000.00	December 2012	131,900,000.00	February 2016	34,205,000.00
November 2009	131,900,000.00	January 2013	131,900,000.00	March 2016	32,143,000.00
December 2009	131,900,000.00	February 2013	129,504,379.80	April 2016	30,505,000.00
January 2010	131,900,000.00	March 2013	127,510,000.00	May 2016	28,642,000.00
February 2010	131,900,000.00	April 2013	126,161,000.00	June 2016	4,824,000.00
March 2010	131,900,000.00	May 2013	124,587,000.00	July 2016	2,990,000.00
April 2010	131,900,000.00	June 2013	123,223,000.00	August 2016	1,358,000.00
May 2010	131,900,000.00	July 2013	121,633,000.00	September 2016	0.00
June 2010	131,900,000.00	August 2013	120,253,000.00
July 2010	131,900,000.00	September 2013	118,865,000.00
August 2010	131,900,000.00	October 2013	117,253,000.00
September 2010	131,900,000.00	November 2013	115,848,000.00
October 2010	131,900,000.00	December 2013	114,220,000.00
November 2010	131,900,000.00	January 2014	112,748,000.00
December 2010	131,900,000.00	February 2014	111,268,000.00
January 2011	131,900,000.00	March 2014	109,094,000.00
February 2011	131,900,000.00	April 2014	107,594,000.00

STATEMENT REGARDING ASSUMPTIONS AS TO

SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The information contained in the attached materials (the “Information”) may include various forms of performance analysis, security characteristics and securities pricing estimates for the securities described therein. Should you receive Information that refers to the “Statement Regarding Assumptions and Other Information”, please refer to this statement instead. The Information is illustrative and is not intended to predict actual results which may differ substantially from those reflected in the Information. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. Performance results are based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value given to the inputs. Inputs to these models include but are not limited to: prepayment expectations (econometric prepayment models, single expected lifetime prepayments or a vector of periodic prepayments), interest rate assumptions (parallel and nonparallel changes for different maturity instruments), collateral assumptions (actual pool level data, aggregated pool level data, reported factors or imputed factors), volatility assumptions (historically observed or implied current) and reported information (paydown factors, rate resets, remittance reports and trustee statements). Models used in any analysis may be proprietary, the results therefore, may be difficult for any third party to reproduce. Contact your registered representative for detailed explanations of any modeling techniques employed in the Information.

The Information may not reflect the impact of all structural characteristics of the security, including call events and cash flow priorities at all prepayment speeds and/or interest rates. You should consider whether the behavior of these securities should be tested using assumptions different from those included in the Information. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed facts and circumstances. Offering Documents contain data that is current as of their publication dates and after publication may no longer be accurate, complete or current. Contact your registered representative for Offering Documents, current Information or additional materials, including other models for performance analysis, which are likely to produce different results, and any further explanation regarding the Information.

Any pricing estimates Bear Stearns has supplied at your request (a) represent our view, at the time determined, of the investment value of the securities between the estimated bid and offer levels, the spread between which may be significant due to market volatility or illiquidity, (b) do not constitute a bid by Bear Stearns or any other person for any security, (c) may not constitute prices at which the securities could have been purchased or sold in any market at any time, (d) have not been confirmed by actual trades, may vary from the value Bear Stearns assigns or may be assigned to any such security while in its inventory, and may not take into account the size of a position you have in the security, and (e) may have been derived from matrix pricing that uses data relating to other securities whose prices are more readily ascertainable to produce a hypothetical price based on the estimated yield spread relationship between the securities.

General Information: Bear Stearns and/or individuals associated therewith may have positions in these securities while the Information is circulating or during such period may engage in transactions with the issuer or its affiliates. We act as principal in transactions with you, and accordingly, you must determine the appropriateness for you of such transactions and address any legal, tax or accounting considerations applicable to you. Bear Stearns shall not be a fiduciary or advisor unless we have agreed in writing to receive compensation specifically to act in such capacities. If you are subject to ERISA, the Information is being furnished on the condition that it will not form a primary basis for any investment decision.